CONSENT OF INDEPENDENT AUDITORS




  We consent to the incorporation, by reference, in the Registration Statement (Form S-8 filed December 28, 1990, and its amendments) to our reports on the latest annual reports with respect to the financial statements and schedules of the Federal Signal Corporation 401(k) Retirement Plan included in the Annual Report (Form 11-K) for the year ended December 30, 1999.



  PHILIP ROOTBERG & COMPANY, LLP


  Chicago, Illinois
  May 26, 2000